As filed with the Securities and Exchange Commission on May 8, 1996
                                                       File No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             MEDICAL DYNAMICS, INC.
               -------------------------------------------------
               (Exact name of Registrant as specified in charter)


             Colorado                                       84-0631765
- --------------------------------                        -------------------
  (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization                         Identification No.



                                                  Van A. Horsley, President
     99 Inverness Drive East                       99 Inverness Drive East
    Englewood, Colorado  80112                    Englewood, Colorado  80112
          (303) 790-2990                               (303) 790-2990
   (Address, including zip code                   (Name, address, including
   and telephone number, including                  zip code and telephone
     area code, of registrant's                     number, including area
    principal executive offices)                  code, of agent for service)

                              --------------------

          It is requested that copies of all correspondence be sent to:

                         Herrick K. Lidstone, Jr., Esq.
              Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
                               1400 Glenarm Place
                             Denver, Colorado 80202
                         Telephone Number (303) 571-1400
                         Facsimile Number (303) 595-3159
                              --------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]



                         CALCULATION OF REGISTRATION FEE



                                                       Proposed                  Proposed
Title of each                      Amount               Maximum                   Maximum                 Amount of
class of to be                     to be               offering                  aggregate              registration
registered                       registered            per unit               offering price               fee (1)
- ---------------------------------------------------------------------------------------------------------------------

Common Stock,                     2,243,131              $3.75                  $8,411,741                $2,900.60
$.001 par value                    shares



(1)  Registration  fee is based on the closing  sale price  reported by NASDAQ on May 3, 1996 (a date within five business days prior to the filing hereof) pursuant to Rule 457(b)(1).

     The registrant  hereby amends this  registration  statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further  amendment  which  specifically  states  that  this registration statement shall  thereafter  become effective in accordance with section 8(a) of the  Securities  Act of
1933 or until the  registration  statement  shall become effective on such date as the Commission,  acting pursuant to said section 8(a), may determine.




                                                          -i-



PROSPECTUS

                             MEDICAL DYNAMICS, INC.

                        2,243,131 Shares of Common Stock

     An aggregate of 2,243,131 shares ("Shares") of Common Stock, $.001 par value (the "Common Stock"), of Medical Dynamics, Inc. (the "Company) is being offered hereby by persons who hold shares of restricted Common Stock or who hold options or warrants to acquire shares of restricted Common Stock (the "Selling Shareholders") through broker/dealers or in private transactions (see "Plan of Distribution"). Certain of the options are not currently exercisable. See "Recent Events." All proceeds from the sale of the Shares will be for the benefit of the Selling Shareholders; only proceeds from the exercise of certain options and warrants (if any) will accrue to the Company.

                         THESE SECURITIES INVOLVE A HIGH
                      DEGREE OF RISK. (See "RISK FACTORS.")

     The Common Stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotation Service ("NASDAQ-Small Cap") under the symbol "MEDY." On May 3, 1996, the closing bid and asked prices of the Common Stock, as reported by NASDAQ, were $3.75 and $3.88 per share, respectively.

     The expenses related to the filing of the registration statement to which this offering relates are being paid by the Company.

     The Shares will be offered by the Selling Securityholders through underwriters, dealers or brokers in the over-the-counter market. The Shares may also be sold in privately negotiated transactions. Sales through dealers or brokers will be made with customary commissions being paid by the Selling Shareholders. Payments to persons assisting the Selling Shareholders with respect to privately negotiated transactions will be negotiated on a transaction-by-transaction basis. See "Plan of Distribution." The expenses related to the filing of the registration statement to which this offering relates are being paid by the Company, although any commissions and/or discounts on the sale of shares offered by the Selling Shareholders will be paid by the Selling Shareholders.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No underwriter has been engaged for this offering. No proceeds from the sale of the shares offered will be placed in escrow and no proceeds will be accepted until the Company is able to qualify the sale of securities in the state in which the exercising option-holder resides. All proceeds from the exercise of the options and warrants, if any, will be delivered to the Company. The Company expects to incur offering expenses estimated at $28,000 for printing, legal, accounting, transfer agent and miscellaneous expenses.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE TO ANY PERSON IN ANY STATE, TERRITORY, OR POSSESSION OF THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                   The date of this Prospectus is May 8, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's Common Stock is quoted on NASDAQ and therefore, copies of such documents and other information are provided to the National Association of Securities Dealers, Inc. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission, at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in Chicago, Room 1204 Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; in New York, 7 World Trade Center, New York, New York 10048; and in Los Angeles, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such materials can be obtained at prescribed rates by written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed with the Commission are incorporated into this Prospectus by reference:

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995.

     (2) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1995.

     (3) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date hereof and prior to the termination of the offering of the Shares.

     Each of the foregoing documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that statements contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to those documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such documents should be directed to Shareholder Relations, Medical Dynamics, Inc., 99 Inverness Drive, Englewood, Colorado 80112, telephone (303) 790-2990.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the information, including the financial statements, referred to elsewhere in this Prospectus.

The Company

     The Company was incorporated under the laws of the State of Colorado on March 23, 1971, and began operations in 1973 with the distribution of various medical products. In August 1981, the Company introduced its first self-manufactured medical video camera. Thereafter, the Company has continued to develop and manufacture its own camera systems, incorporating the newest technological advances. Since 1981, the Company has introduced many different models of the same basic camera, each technologically superior to prior models. Since 1986, the Company has substantially redesigned its product line to increase reliability, and in one product line, take advantage of advancements in the utilization of fiber optics technology.

     The Company also markets and manufactures the Model 5500 Electronic Video Laparoscope ("EVL") which utilizes the latest imaging processing techniques without the need for multiple optical coupling lenses or separate light source enhancement. This product was first introduced in October 1992.

     In 1987, the Company entered into an exclusive license arrangement with its Chairman to acquire the manufacturing and marketing rights to its Model 5990 Optical Catheter(TM) System (the "System"). Management believes that the patents related to the System, which are covered by the exclusive license arrangement, may have strategic importance in the utilization of fiber optics in diagnosis and surgery. Due to the small size of the micro-invasive instrument and the System's capability for monitoring and measuring pressure, temperature, capillary blood flow and other functions through the same catheter, some of which is an integral part of the viewing system, management believes its System is technologically superior to other medical camera systems available on the market.

     In addition to the EVL and the System, the Company is marketing numerous other medical devices, including its model 5940, 5960 and 5970 video cameras as well as a variety of peripherals. (See "Item 1 - Business" in the Company's Annual Report on Form 10- KSB for the fiscal year ended September 30, 1995, which report is incorporated herein by reference).

     The Company's executive and administrative offices and manufacturing plant are located at 99 Inverness Drive East, Englewood, Colorado, 80112, and its telephone number is (303) 790- 2990.

The Offering

Exercise Price per Option.......................   Varies, from $1.00 per share
                                                   to $4.775 per share


Securities offered..............................   2,198,131 shares of Common
                                                   Stock underlying the
                                                   Options.  Each Option
                                                   entitles the holder thereof
                                                   to purchase one share of
                                                   Common Stock.

                                                   45,000 shares of restricted
                                                   Common Stock

       (See "Description of Securities.")

Shares of Common Stock outstanding:

         At March 31, 1996......................   6,885,411 shares (3)

         After exercise of the
           Options (1) (3)......................   9,093,542 shares

         Estimated net proceeds
           to the Company (1)(2)................   $5,945,827
- ----------

(1) Assumes the exercise of all of the Options. There can be no assurance that any or all of the Options will be exercised.

(2) Before deduction of the expenses of this offering, which are estimated at approximately $28,000.

(3) Does not include, 35,000 shares to be issued to High Tech Medical Instrumentation, Inc., a selling shareholder herein, upon completion of a license agreement and OEM Agreement between HTMI and the Company, if such agreement is completed. See "Recent Events."

Securities Being Offered

     The Selling Shareholders are offering to the public an aggregate of 2,243,131 shares of Medical Dynamics, Inc. Common Stock. The Company will receive proceeds from the exercise of the options and warrants (if any are exercised), but will receive no proceeds from the sale of the Shares being offered hereby.

Risk Factors

     This offering involves substantial risks, and prospective investors should understand that they may lose all or part of their investment. Specific risk factors include, but are not limited to, lack of sustained profitability, product liability, substantial industry competition, reliance on significant customers, dependence on management, and governmental regulation by the Food and Drug Administration. (See "Risk Factors.")

                                  RISK FACTORS

     Prospective investors should consider carefully, among other factors, the other considerations relating to the Company and this offering set forth below.


     Lack of Profitability. The Company has a history of net operating losses, that when accumulated total, $14,291,000 through December 31, 1995. This has resulted in working capital shortages from time to time. The Company can give no assurance that it will be able to operate profitably in the future. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the regulatory environments in which the Company operates, the problems related to research and development of new products subject to Food and Drug Administration ("FDA") and other government approvals and regulations, and substantial competition from other companies as to those products. (See the Financial Statements and related notes included in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995, and Form 10-QSB for the quarter ended December 31, 1995, which report is incorporated herein by reference.)

     1. Product Liability. The Company could be subjected to claims for personal injuries resulting from the use of its products. In the event any claims for substantial amounts were successful, they could substantially affect the Company's viability. Although the Company does have product liability insurance, there can be no assurance that the amount of coverage would be sufficient to cover any potential claims. In the event coverage proves insufficient, the Company's viability would be materially adversely affected.

     2. No Dividends Paid or Contemplated. No dividends have been paid by the Company in the past and dividends are not contemplated in the foreseeable future. Dividends will be dependent upon earnings of the Company, financial needs, and other similar unpredictable factors and will be declared solely at the discretion of the Board of Directors. Investors who anticipate the need of either immediate or future income by way of dividends from their investment should refrain from the purchase of shares offered hereby.

     3. Need for Additional Financing. Although management believes that the capital available to the Company is sufficient to fund its short-term operations, the Company will eventually have to finance its operations out of earnings. The Company has not generated earnings in the past and there can be no assurance that the Company will be able to do so in the future. It is impossible to predict what additional expenses will be incurred beyond those contemplated since research, development, and marketing programs frequently involve unanticipated expenditures. In such event, the Company would seek financing through (1) sale of additional equity securities, which would dilute the ownership interest of prior shareholders, including investors in this Offering or (2) debt financing, which would result in interest expense and risks of loss of assets of the Company in the event of default.

     A majority of the Company's products are manufactured and sold under a license agreement with the Chairman of the Company's Board of Directors. This license agreement provides for minimum annual royalties of $120,000. This cash payment was foregone for the fiscal year ended September 30, 1996 and replaced with 120,000 of the Registrants common stock options at $1.00 per share. Should the Company be unable to pay the required royalties beginning October 1, 1996, then under the terms of the licensing agreement the majority of patent rights under the agreement to manufacture and sell the Company's products could revert to the Chairman of the Board of Directors, unless further compensatory arrangements are made.

     4. Going Concern Qualification. It should be noted that the Company's auditors stated in their report on the Company's financial statements for the year ended September 30, 1995, that the Company's recurring net losses from operations and the lack of assurance that the Company will be able to obtain project financing raise substantial doubt about the entity's ability to continue as a going concern.

     5. Competition. The Company's operations and product lines are subject to a high level of competition from foreign, as well as domestic, manufacturers of color medical video cameras and other medical devices which are currently manufactured and sold by the Company, or which the Company may develop in the future. Some competitors are affiliated with large companies with substantial economic and personnel resources which greatly exceed those of the Company. There can be no assurance that the Company will be able to compete successfully with other companies to achieve sustained profitable operations. (See "Item 1 - Business" in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995, which report is incorporated herein by reference.)

     6. New Line of Business. The Company has recently entered into a new line of business involving the manufacturing of intra-oral dental cameras, and plans sales of the cameras on an OEM basis. There can be no assurance that the Company will be able to market these new products successfully. See "Recent Events," below.

     7. Potential Conflicts of Interest. There are significant conflicts of interest in the operation and management of the Company, including the purchase by the Company of certain equipment and patents from its directors and executive officers, granting of royalties, loans made available to the Company through its Chairman, and the employment by the Company of sons of two of the Company's directors. These transactions were not negotiated at arms' length, although the Board of Directors believes that all of these transactions were fair to the Company. (See "Item 1 - Business" and "Item 13 - Certain Relationships and Related Transactions" in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995, which report is incorporated herein by reference.)

     8. Dependence on Principal Customers. The Company is largely dependent on a limited number of principal customers, one of which contributed 10% or more of the gross revenues of the Company for fiscal year 1995. (See the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995, and "Item 1 - Business" of "Management's Discussion and Analysis of Financial
Condition and Results of Operations" therein, which report is incorporated herein by reference.)

     9. Dependence on Management. At present, the success of the Company is dependent upon the active participation of its management, the Company's Chairman and principal shareholder, Dr. Adair, and its Chief Executive Officer, Van Horsley, Dr. Adair's step-son. In the event the services of either person are lost for any reason, the Company's business operations would be severely disrupted. In the event of such a loss, the Company can give no assurance that it could replace either person without incurring substantial additional expense. The Company does not have employment contracts with either of these persons, although it does carry key man life insurance coverage of $100,000 on Dr. Adair.

     10. Government Regulation. Because the products that the Company manufactures are used in surgery and other medical applications, the products are subject to close scrutiny from agencies of the federal government, including the FDA. The Company can give no assurance that it will be able to comply fully with all of the government regulations to which it is subject. (See "Item 1 - Business" in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995, which report is incorporated herein by reference.)

     11. Protection of Technology. Although the Company obtains secrecy agreements from its employees and others having access to its trade secrets and holds patents on certain of its technology, such agreements and patents do not afford complete protection against the use of such information by others. Furthermore, the costs of prosecuting persons who may accidentally or intentionally infringe on the Company's patents or divulge its trade secrets can be expensive and time consuming. (See "Item 1 - Business" in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995, which report is incorporated herein by reference.)

     12. Limited Public Market. There currently is a limited public market for the Company's Common Stock. No assurance can be given that a market for the Common Stock will continue subsequent to this offering or that purchasers will be able to resell their securities at the respective exercise prices, or liquidate their investment without considerable delay, if at all. If a market does continue, the price may be highly volatile. Factors such as those discussed in this "Risk Factors" section may have a significant impact on the market price of the securities offered. Also, some brokerage firms may not effect transactions in securities that trade below a stipulated price. Further, most lending institutions will not permit the use of low-priced or thinly traded securities as collateral for loans.

                                   THE COMPANY

Overview of the Company

     The Company is engaged in the design, development, manufacture and marketing of medical devices. The Company's principal products are small, color, medical video camera systems for use in medical diagnosis and surgical procedures. The Company has been manufacturing such cameras since August of 1981.

     The Company was incorporated under the laws of the State of Colorado on March 23, 1971, and began operations in 1973. During 1979, the Company began its involvement with medical video camera systems. Initial operations relating to such cameras consisted of the Company's purchase of completed cameras from their manufacturer and the retail sale of those products to the medical community. Exclusive marketing rights to a camera system manufactured by another company were acquired, and the Company served as the distributor of that product until the arrangement was terminated in July of 1981. In August of 1981, the Company introduced its first medial video camera, which it manufactured. Thereafter, additional cameras were acquired or developed by the Company.

     On October 1, 1989, the Company acquired all of the outstanding shares of MedPacific Corporation from Viox Corporation in exchange for 195,000 shares of the Company's Common Stock. Included in this acquisition was a trademark and exclusive license to produce, market and distribute the Laser Doppler through March 1994. This investment was fully written-off in the fourth quarter of Fiscal 1992.

     As of September 30, 1995 and 1994, the Company had approximately $60,400 and $98,600, respectively, in firm backlog orders for its products. Backlogs are not recorded in sales revenue until the order is shipped.

Overview of the Business

     The Company's principal business is the design, development, manufacture and marketing of medical video cameras and related surgical disposable products. Those products are used in surgical, diagnostic, research and teaching applications by physicians and other health care professionals.

     In recent years, a variety of less invasive diagnostic and surgical techniques have been developed. Such techniques enable operations to be performed or observation to occur with minimum surgical incisions. Among the most common of such surgical techniques is the arthroscopic operation used by orthopedic surgeons. That surgical technique is made possible by means of a rigid endoscope known as an arthroscope. The arthroscope is a high quality optical instrument which is a tube approximately four millimeters in diameter. A light source is attached to the arthroscope and it is inserted through a small incision made in the patient's body. The surgeon is able to observe inside the joints through the lenses of the arthroscope and special surgical instruments are used to perform corrective surgery without open surgery. Arthroscopy has obtained widespread acceptance by orthopedic surgeons and is commonly used to remove damaged cartilage tissue which may result from athletic and other injuries. The use of the technique is less destructive of healthy tissue and thereby decreases the time necessary for healing of the damaged area and reduces the costs of hospitalization and rehabilitation.

     A much more common surgical technique involves the use of a rigid endoscope known as a laparoscope. The laparoscope is used in much the same way as the arthroscope, but is limited primarily to use in the abdominal area. The latest technique involves the use of the laparoscope to remove the gall bladder, a procedure commonly known as laparoscopic cholecystectomy. The laparoscope also is used to perform appendectomies, kidney removal and certain gynecologic procedures. The gynecologic usage accounts for the majority of all laparoscopic procedures at this time.

     The Company's camera systems are utilized in conjunction with arthroscopes, laparoscopes and other endoscopes. They may also be connected with a microscope for use in microscopic surgery such as hand or eye surgery. The image which may be seen by the surgeon through the endoscope or microscope is viewed by the camera and transmitted to a television monitor. This use of a video camera provides an image which may be viewed by all persons in the operating room, diagnostic laboratory or classroom. The ability to observe the surgery permits the support staff to anticipate the needs of the surgeon and provides a mechanism which facilitates instruction of others. Additionally, the surgeon is provided with a television screen used to reduce intervals of viewing through the endoscope, thereby attenuating eye fatigue. The video camera may also be attached to peripheral equipment which enables the image to be recorded. The procedure and the patient may thereby be studied at a later time.

The Company's Offices

     The Company's principal executive offices and manufacturing facilities are at 99 Inverness Drive East, Englewood, Colorado 80112. Its telephone number at that address is (303) 790-2990.

                                 USE OF PROCEEDS

     All proceeds from the sale of the Shares will be for the benefit of the Selling Shareholders; only proceeds from the exercise of outstanding options (if any are exercised, of which there can be no assurance) will accrue to the Company from the exercise of certain options and warrants. To the extent that the Company does receive any proceeds from the exercise of certain options, the Company will add the proceeds to its working capital.


                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1996, and as adjusted to reflect the sale of the shares offered hereby, by (i) each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock,
(ii) each of the Company's directors, (iii) each named executive officer, (iv) all directors and executive officers as a group, and (v) each Selling Shareholder. The information set forth below is based upon information provided to the Company by each Selling Shareholder. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

Officers, Directors, and 5%
Security Holders Not Selling

None

Selling Shareholders


Name                      Number of     Percent     Number of Shares     Number of Shares     Percent
                       Shares Owned                    being offered          to be owned       after
                            (Total)                           hereby       after offering    offering
- -----------------------------------------------------------------------------------------------------

Edwin L. Adair and        1,366,898      15.0%           487,600              879,298          9.7%
Pat Horsley Adair (2)
Van A. Horsley (3)          253,858       2.8%           133,506              120,352          1.3%
I. Dean Bayne (4)            40,000        *              40,000                  -0-           *
Leroy Bilanich (5)          l40,000        *              40,000                  -0-           *
Jovanina Brehm (6)           74,800        *              64,800               10,000           *
Jeffrey Adair (7)               -0-        *             110,081                  -0-           *
Randall Adair (8)           126,576        *             114,576               12,000           *
John Adair                   77,068        *              77,068                  -0-           *
Craig Carr (10)               3,500        *               3,500                  -0-           *
Kristine Dando (10)          11,600        *              11,600                  -0-           *
Steve Desautels (10)          1,900        *               1,900                  -0-           *
Cindy Dickey (10)             1,200        *               1,200                  -0-           *
David Goto                    2,600        *               2,600                  -0-           *
David Greiner (10)            2,200        *               2,200                  -0-           *
Rachel Harris (10)            2,000        *               2,000                  -0-           *
Judy Melendez (10)            1,200        *               1,200                  -0-           *
Jeanne Phegley (10)           1,500        *               1,500                  -0-           *
James Schmied (10)            2,200        *               2,200                  -0-           *
William Schouten (10)         2,200        *               2,200                  -0-           *
David Sowa (10)               2,400        *               2,400                  -0-           *
Pfeiffer Public              12,000        *              12,000                  -0-           *
Relations, Inc. (11)
Brian Snow (12)               9,000        *               4,000                5,000           *
Michael Ashton (13)          10,000        *              10,000                  -0-           *
Medical Technica             10,000        *              10,000                  -0-           *
High Tech Medical           515,000       5.7%           485,000               30,000           *
Instrumentation, Inc. (14)
Michael Williams (15)(17)   320,000       3.5%           320,000                  -0-           *
David Wilson (16)           300,000       3.3%           300,000                  -0-           *


- ----------

*    Less than one percent.

(1)  Based on the 6,885,411  shares of Common Stock  outstanding as of April 30, 1995. This does not include  35,000 shares  issuable to HTMI upon  completion of a proposed  transaction  described below in "Recent Events."


                                                 13

(2) Dr. and Mrs. Adair are offering shares underlying options exercisable as follows. Dr. Adair is Chairman of the Board of Directors; Mrs. Adair is Corporate Secretary and a Director of the Company. The first three lines describe options exercisable by Dr. Adair. The third line describes an option exercisable by Mrs. Adair.


     Expiration Date          Number of Shares         Exercise Price
     ---------------          ----------------         --------------
        10/1/2002                  300,000                  $4.00
         6/1/2000                   44,000                  $1.50
        9/30/2000                  120,000                  $1.00
         6/1/2000                   23,600                  $1.50

     This includes options to acquire 120,000 shares granted to Dr. and Mrs. Adair in October 1995, in lieu of royalty payments due and directors fees.

(3) Mr. Horsley is offering shares underlying options exercisable as follows. Mr. Horsley is President of the Company and a Director and son of Mrs. Adair.


     Expiration Date          Number of Shares         Exercise Price
     ---------------          ----------------         --------------
        1/20/2003                  42,606                   $2.75
        4/21/1999                  50,000                   $1.125
         6/1/2000                  40,900                   $1.50

(4) Dr. Bayne is offering shares underlying options exercisable as follows. Dr. Bayne is a director of the Company.


     Expiration Date         Number of Shares          Exercise Price
     ---------------          ----------------         --------------
        6/11/2003                  20,000                   $4.00
         6/2/2000                  20,000                   $1.50

(5) Mr. Bilanich is offering shares underlying options exercisable as follows. Mr. Bilanich is a director of the Company.


     Expiration Date          Number of Shares         Exercise Price
     ---------------          ----------------         --------------
        6/11/2003                  20,000                   $1.50
         6/2/2000                  20,000                   $1.50

(6) Mrs. Brehm is offering shares underlying options exercisable as follows. Mrs. Brehm is a officer and employee of the Company.

     Expiration Date          Number of Shares         Exercise Price
     ---------------          ----------------         --------------
        4/21/1999                   50,000                 $1.125
         6/2/2000                   14,800                  $1.50

(7) Mr. Jeffrey Adair is offering shares underlying options exercisable as follows. Mr. Adair is an employee of the Company and is the son of Dr. Adair.


     Expiration Date          Number of Shares         Exercise Price
     ---------------          ----------------         --------------
         1/20/2003                   50,881                 $2.75
         6/11/2003                   50,000                 $1.50
          6/2/2000                    9,200                 $1.50

(8) Mr. Randall Adair is offering shares underlying options exercisable as follows. Mr. Adair is an employee of the Company and is the son of Dr. Adair.


      Expiration Date         Number of Shares         Exercise Price
      ---------------         ----------------         --------------
         1/20/2003                 55,376                   $2.75
         6/11/2003                 50,000                   $1.50
          6/2/2000                  9,200                   $1.50


(9) Mr. John Adair is offering shares underlying options exercisable as follows. Mr. Adair is a past employee and a consultant to the Company and is the son of Dr. Adair.

     Expiration Date        Number of Shares           Exercise Price
     ---------------        ----------------           --------------
        1/20/2003                27,068                   $3.15
        6/11/2003                50,000                   $4.775

(10) In each case, such persons are employees of or consultants to the Company, and their options are exercisable at $1.50 per share through June 2, 2000.

(11) Pfeiffer Public Relations is a consultant to the Company. These options to acquire 12,000 shares at $2.75 expire on November 30, 1998.

(12) Mr. Snow and his wholly owned consulting firm is offering shares underlying options exercisable as follows. Mr. Snow is a consultant to the Company.


     Expiration Date        Number of Shares           Exercise Price
     ---------------        ----------------           --------------
        4/28/1997                4,000                     $1.91
         6/2/2000               10,000                     $1.50

(13) Mr. Ashton received these shares in exchange for certain laboratory equipment he sold to the Company in 1994. Mr. Ashton is not an employee of the Company.

(14) Upon completion of the transaction described in "Recent Events," below, High Tech Medical Instrumentation, Inc. ("HTMI") will receive 35,000 shares in consideration for a license agreement by which HTMI licensed certain technology to the Company. Medical will also issue HTMI options to acquire 450,000 shares which may vest in the future depending on purchases HTMI makes from the Company under the OEM Agreement. See "Recent Events."

(15) Mr. Williams, a significant shareholder, officer, and director of HTMI (see note (14)), received these options to acquire stock subject to certain vesting provisions in a consulting agreement between Mr. Williams and the Company. See "Recent Events."

(16) Mr. Wilson was recently retained by the Company as a consultant with respect to the Company's new intra-oral dental camera. These options vest based on sales of the camera made by Mr. Wilson through June 30, 2000. See "Recent Events," below.

(17) Does not include shares beneficially owned by HTMI even though such shares have not vested and are not currently exercisable.

                                  RECENT EVENTS

     The Company is in the process of negotiating a license agreement and OEM Agreement with HTMI. The following description treats the transaction as though it has been completed. If it has not been completed by the effective date of the registration statement of which this prospectus is a part, this description will be deleted and the shares issuable to HTMI will be deleted from this registration statement. In May 1996 the Company entered into a license agreement with High Tech Medical Instrumentation, Inc. ("HTMI"). Under this agreement, the Company licensed US patent 4,858,001 (expiring August 15, 2006) covering certain technology used to manufacture intra-oral dental cameras. At the same time, HTMI entered into an original equipment manufacturer (OEM) agreement by which it appointed the Company as its exclusive manufacturer of intra-oral dental cameras at negotiated prices.

     As consideration for the license agreement, the Company granted HTMI 35,000 shares of its restricted common stock. As consideration for the OEM agreement, the Company issued to HTMI 450,000 options to purchase its common stock. These options vest and become exercisable only after HTMI achieves certain purchase goals:

                   Exercise          Become Exercisable when sales
Options             Price            under the OEM Agreement Exceed
- -------            --------          -------------------------------
 50,000             $2.75            $1,000,000 before expiration of the option

 50,000             $2.75            $2,000,000 by June 30, 1998

 75,000             $3.00            $3,000,000 before expiration of the option

 75,000             $3.00            $4,000,000 by June 30, 1999

200,000             $3.25            $7,000,000 by June 30, 2000

The options expire unless exercised by June 30, 2001. Thus, in order for HTMI to realize value from the options, it must achieve certain minimum sales performance. The Company also retained the right to sell its own intra-oral dental cameras (not using the technology licensed from HTMI) directly.

          In April 1996, the Company entered into a consulting agreement with Michael Williams, a significant shareholder, and director of and researcher for HTMI. Pursuant to the consulting agreement, Mr. Williams agreed to engage in engineering, new product design and development, and marketing of the Company's line of intra-oral dental cameras. As consideration, the Company granted Mr. Williams 75,000 five-year stock options exercisable at $2.00 per share and an additional 225,000 which vest and become exercisable upon his achieving certain sales goals of the Company's camera as follows:

                  Exercise           Become Exercisable
Options            Price             When Sales Exceed
- -------           --------           -------------------
 75,000            $2.75             $1,000,000 before expiration of the option

 75,000            $3.00             $4,000,000 before expiration of the option

 75,000            $3.75             $9,000,000 before expiration of the option

In each case, the options expire April 17, 2001. Mr. William's consulting agreement provides for commissions on the sale of dental cameras to the extent such sales generate acceptable gross margins.

     At the same time, the Company entered into an agreement with another consultant in terms similar to Mr. Williams pursuant to which the Company issued the consultant 75,000 options and an additional 225,000 contingent options on the same terms as those issued to Mr. Williams and agreed to pay him commissions for sales generated on a similar basis.

                              PLAN OF DISTRIBUTION


Sale of Shares by Selling Shareholders

     Michael Ashton, a Selling Shareholder, exercised his right to require the Company to register the Shares which he acquired from the Company in exchange for his interest in a laboratory he operated. The Company has also granted certain other Selling Shareholders the right to participate in this registration. The Company has been advised by the Selling Shareholders that the Shares may at any time or from time to time be offered for sale either directly by the Selling Shareholders or by their transferees or other successors in interest. Such sales may be made in the over-the-counter market or in privately negotiated transactions.

     Shares may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Shares through underwriters, dealers or agents, who may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of Shares for whom such underwriters, dealers or agents may act. The Selling Shareholders and any dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" as defined in the 1933 Act and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the 1933 Act. The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have not made any agreements or arrangements with any underwriters, brokers or dealers regarding the resale of the Shares.

     If the Company is notified by the Selling Shareholders that any material arrangement has been entered into with an underwriter or broker/dealer for the sale of Shares, a supplemental prospectus will be filed, if required, disclosing such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of Shares involved; (iii) the price at which such Shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and (v) other facts material to the transaction.

     Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices.

     Sales of Shares in the over-the-counter market may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

     The Company has agreed to maintain a current registration statement to permit public sale of the Shares for a period of three months from the date of this Prospectus or until the Shares have been sold, whichever first occurs. The Company will pay all of the expenses incident to the offering and sale of the Shares to the public by the Selling Shareholders other than commissions and discounts of underwriters, dealers or agents, if any. Such expenses include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Company will not receive any proceeds of the sale of the Shares by the Selling Shareholders.

     The Company is unable to predict the effect which sales of the Shares by the Selling Shareholders might have upon the market price of the Company's Common Stock or the Company's ability to raise further capital.

     In connection with this offering the Company and the Selling Shareholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.


                            DESCRIPTION OF SECURITIES

Common Stock

     Authorized. The Company is authorized to issue 15,000,000 shares of $.001 par value common stock (the "Common Stock"). No holder of any shares of Common Stock has any preemptive right to subscribe to any of the Company's securities. Upon dissolution, liquidation or winding up of the Company, the assets will be divided pro rata on a share-for-share basis among holders of the shares of Common Stock or Preferred Stock if any shares are outstanding. All shares of Common Stock outstanding are fully paid and nonassessable and, when issued, the shares offered hereby will be fully paid and nonassessable.

     Issued and Outstanding. On April 30, 1996, the Company had issued and outstanding 6,885,411 shares of Common Stock. This does not include 35,000 shares issuable to HTMI upon completion of certain transactions described above in "Recent Events."

     Dividends. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the rights, if any, of holders of any outstanding shares of Preferred Stock. The Company has not declared or paid any divi dends on its Common Stock and does not anticipate the declaration or payment of dividends in the foreseeable future.

     No Cumulative Voting. Each holder of Common Stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to stockholders. The stockholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so; and, in such event, the holders of the remaining less than 50% of the shares voting for the election of the directors will be unable to elect any person or persons to the Board of Directors.

Preferred Stock

     The Company is authorized to issue up to 5,000,000 shares of $.001 par value Preferred Stock, in series to be designated by the Board of Directors (the "Preferred Stock"). No shares of Preferred Stock have been issued and it is not contemplated that any shares of Preferred Stock will be issued by the Company in the immediate future; however, the Board may use its ability to issue Preferred Stock to effect the business purposes of the Company.

     Material provisions concerning the terms of any series of Preferred Stock such as dividend rate, conversion features and voting rights, will be determined by the Board of Directors of the Company at the time of such issuance. The ability of the Board to issue Preferred Stock also could be used by the Company as a means of resisting a change of control of the Company and therefore could be considered an "anti-takeover" device.

Stock Options

     On April 30, 1996 the Company had outstanding stock options to purchase 2,198,131 shares of Common Stock exercisable at exercise prices ranging between $1.00 and $4.775 per share. The holders of these options are Selling Shareholders herein. See "Principal and Selling Shareholders." In addition, the Company has reserved 212,376 shares for issuance in connection with future stock options granted under its 1988 Plan; as of May 8, 1996 there were 58,771 options currently outstanding under that plan. (See "Item 11 -- Management - Executive Compensation -- Stock Option Plans" and "Item 12 -- Certain Relationships and Related Transactions" in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995 and Form 10-QSB for the quarter ended December 31, 1995, which report is incorporated herein by reference.)

Transfer and Warrant Agent

     The transfer agent for the Company's Common Stock and Warrant Agent for the Company's Common Stock is Continental Stock Transfer & Trust Co., 72 Reade Street, New York, New York 10007.

                                MATERIAL CHANGES

     Any and all material changes in the Company's affairs which have occurred since the end of the latest fiscal year ending September 30, 1995, the Company's latest annual report to shareholders for which audited financial statements were included, are incorporated herein by reference and are described in the Company's report on Form 10-QSB for the quarter ended December 31, 1995, which report is incorporated herein by reference.

                     INFORMATION WITH RESPECT TO THE COMPANY

     This Prospectus is accompanied by the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995 and its Form 10-QSB for the quarter ended December 31, 1995.

                                  LEGAL MATTERS

     The firm of Friedlob, Sanderson, Raskin, Paulson & Tourtillott, LLC 1400 Glenarm Place, Denver, Colorado 80202, has acted as counsel for the Company in connection with this offering.

                                     EXPERTS

     The financial statements of Medical Dynamics, Inc. for the years ended September 30, 1995 and 1994 incorporated into the Registration Statement by reference have been audited by McGladrey & Pullen, LLP, independent certified public accountants, upon the authority of that firm as experts in accounting and auditing.

NO PERSON  HAS BEEN  AUTHORIZED  TO GIVE
ANY     INFORMATION    OR    MAKE    ANY
REPRESENTATIONS  NOT  CONTAINED  IN THIS
PROSPECTUS  AND, IF GIVEN OR MADE,  SUCH
INFORMATION OR REPRESENTATIONS  MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY. THIS PROSPECTUS DOES NOT
CONSTITUTE   AN   OFFER   TO   SELL   OR
SOLICITATION  OF AN  OFFER TO BUY ANY OF
THE  SECURITIES  TO  ANY  PERSON  IN ANY
JURISDICTION   WHERE   SUCH   OFFER   OR
SOLICITATION  WOULD  BE  UNLAWFUL.   THE
DELIVERY OF THIS  PROSPECTUS AT ANY TIME
DOES  NOT  IMPLY  THAT  THE  INFORMATION
HEREIN  IS   CORRECT   AS  OF  ANY  TIME
SUBSEQUENT TO ITS DATE.

                                                    MEDICAL DYNAMICS, INC.


          TABLE OF CONTENTS

AVAILABLE INFORMATION................. 3
DOCUMENTS INCORPORATED BY
  REFERENCE........................... 3               2,243,131 Shares
PROSPECTUS SUMMARY.................... 5
RISK FACTORS.......................... 8
THE COMPANY...........................11               of Common Stock
USE OF PROCEEDS.......................13
PRINCIPAL AND SELLING SHAREHOLDERS....13
RECENT EVENTS.........................17
PLAN OF DISTRIBUTION................. 19
DESCRIPTION OF SECURITIES............ 20                PROSPECTUS
MATERIAL CHANGES..................... 22
INFORMATION WITH RESPECT TO
  THE COMPANY........................ 22                May 8, 1996
LEGAL MATTERS........................ 22
EXPERTS.............................. 22

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration fee and NASD filing fee.

         Registration  and filing fee                     $   3,100
         NASD filing fee                                       -0-
         Printing                                             1,000
         Accounting  fees and expenses                        5,000
         Legal  fee and expenses                             10,000
         Blue sky filing  fees and  expenses                  5,000
         Transfer  and  Warrant  Agent fees                     500
         Miscellaneous                                        3,400
                                                          ---------
              Total                                       $  28,000
                                                          =========

Item 15. Indemnification of Directors and Officers.

     Section 7-109-102 of the Colorado Revised Statutes and the Registrant's Articles of Incorporation, under certain circumstances provide for the indemnification of the Registrant's officers, directors and controlling persons against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to the Registrant's Articles of Incorporation and the relevant Section of the Colorado Revised Statutes.

     In general, the statute provides that any director may be indemnified against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the director was a party by reason of such status. Such indemnity may be provided if the director's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Registrant's best interest with respect to actions taken in the director's official capacity; (iii) were reasonably believed not to be opposed to the Registrant's best interest with respect to other actions; and
(iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the director is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     The statutory provisions further provide that unless limited by a corporation's articles of incorporation, a director or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract. The provision of indemnification to persons other than directors is subject to such limitations as may be imposed on general public policy grounds.

     In addition to the foregoing, unless hereafter limited by the Registrant's articles of incorporation, a court, upon petition by an officer or director, may order the Registrant to indemnify such officer or director against liabilities arising in connection with any proceeding. A court may order the Registrant to provide such indemnification, whether or not the applicable standard of conduct described above was met by the officer or director. To order such indemnification the court must determine that the petitioner is fairly and reasonably entitled to such indemnification in light of the circumstances. With respect to liabilities arising as a result of proceedings on behalf of the Registrant, a court may only require that a petitioner be indemnified as to the reasonable expenses incurred.

     Indemnification in connection with a proceeding by or in the right of the Registrant in which the director is successful is permitted only with respect to reasonable expenses incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Registrant's best interest and must not have been adjudged liable for negligence or misconduct. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Colorado law authorizes the Registrant to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding, in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Registrant a written statement of his belief that he met the applicable standard of conduct required to permit such indemnification. The person seeking such expense advances must also provide the Registrant with a written agreement to repay such advances if it is determined the applicable standard of conduct was not met. A determination must also be made that the facts known to the Registrant would not preclude indemnification.

     The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in the Registrant's Articles of Incorporation, Bylaws, resolutions of its shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the Colorado statutes and any limitations upon indemnification set forth in the Articles of Incorporation.

     The statutory provision cited above also grants the power to the Registrant to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits. The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Number  Description
- ------  -----------

  5.1     Opinion  and  Consent  of  Friedlob,   Sanderson,  Raskin,  Paulson  &
          Tourtillott, LLC. **

 13.1 Registrant's Annual Report on Form 10-KSB for the Fiscal Year Ended September 30, 1995, including exhibits thereto.*

 13.2 Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1995.*

 23.1 Consent of Friedlob, Sanderson, Raskin, Paulson & Tourtillott, LLC. (See Exhibit 5.1) **

 23.2     Consent of McGladrey & Pullen, LLP.


- ----------
*        Previously filed.

**       To be filed by Amendment.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on May 1, 1996.

                                           MEDICAL DYNAMICS, INC.


                                           By  /S/  VAN A. HORSLEY
                                              ----------------------------------
                                               Van A. Horsley, President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                         Title                              Date
- ----------                         -----                              ----
/S/  EDWIN L ADAIR, M.D.
- -----------------------           Director                         May 1, 1996
Edwin L. Adair, M.D.

/S/  PAT HORSLEY ADAIR
- -----------------------           Director                         May 1, 1996
Pat Horsley Adair

/S/  DEAN BAYNE, M.D.
- -----------------------           Director                         May 1, 1996
I. Dean Bayne, M.D.

/S/  VAN A. HORSLEY
- -----------------------          Director, Chief Principal         May 1, 1996
Van A. Horsley                   Financial Officer and
                                 Executive Officer


- ---------------------            Director                          May __, 1996
Leroy Bilanich